Exhibit 99.1

Coldwater Creek Announces Fiscal 2004 Second Quarter Results

Sandpoint, Idaho, August 25, 2004 – Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three- and six-month periods ended July 31, 2004. All per share amounts below reflect a 50 percent stock dividend having the effect of a 3-for-2 stock split declared by the company’s board of directors on June 14, 2004, and the company’s previously announced May 2004 public stock offering.

Consolidated Results

For the three-month period ended July 31, 2004, net income was $3.4 million, or $0.08 per diluted share, compared with a net loss of $1.4 million, or $0.04 loss per share, for the three-month period ended August 2, 2003.  Net sales in the fiscal 2004 second quarter increased 15.1 percent to $111.2 million from $96.7 million in the fiscal 2003 second quarter.

For the six-month period ended July 31, 2004, net income was $8.9 million, or $0.23 per diluted share, compared with net income of $0.5 million, or $0.01 per diluted share, for the six-month period ended August 2, 2003.  Net sales in the first six months of fiscal 2004 increased 11.2 percent to $235.7 million from $211.9 million in the same period last year.

“The improved net sales and net income results for the second quarter were primarily due to continued strong customer response to our merchandise,” said Dennis Pence, chairman and chief executive officer.  “We were especially pleased with the ongoing positive performance of our retail stores, which grew to represent half of the company’s total business for the first six months of the fiscal year.  Based on these results, we now plan to open a total of 49 stores in fiscal 2004, which will give us 115 locations across the country at the start of the holiday season.”

“Strong full-price selling in our spring and summer assortments across all channels delivered higher merchandise margins and helped generate a 640-basis-point improvement in our gross profit rate,” said Georgia Shonk-Simmons, president and chief merchandising officer.  “Additionally, we are entering the fall selling season with a very clean and current inventory position.  At the same time, higher response rates to our catalog mailings resulting from our focused catalog circulation strategy contributed to a 70-basis-point decrease in selling, general and administrative expenses expressed as a percentage of net sales.”

Gross profit for the fiscal 2004 second quarter was $46.9 million, or 42.2 percent of net sales, compared with $34.7 million, or 35.8 percent of net sales, for the fiscal 2003 second quarter.  The increase in gross profit dollars and rate was primarily attributable to improved merchandise margins on sales in all channels, reduced clearance activity and improved leveraging of the company’s full-line retail store occupancy costs.

Selling, general and administrative expenses for the fiscal 2004 second quarter were $41.5 million, or 37.3 percent of net sales, compared with $36.8 million, or 38.0 percent of net sales, for the fiscal 2003 second quarter.  Selling, general and administrative expenses expressed as a percentage of net sales decreased primarily due to improved response rates to catalogs mailed during the period partially offset by increased employee expenses, primarily associated with the company’s retail expansion.

Income from operations for the fiscal 2004 second quarter was $5.4 million, or 4.9 percent of net sales, compared with a loss from operations of $2.1 million, or a negative 2.2 percent of net sales, for the fiscal 2003 second quarter.

Retail Segment Sales

Net sales from the Retail Segment, which includes the company’s full-line retail stores, resort stores and outlet stores, increased 51.0 percent to $61.3 million in the fiscal 2004 second quarter, from $40.6 million in the fiscal 2003 second quarter.  Retail Segment net sales represented 55.1 percent of the company’s total net sales in the fiscal 2004 second quarter, compared with 42.0 percent in the fiscal 2003 second quarter.

Net sales from the Retail Segment increased 59.4 percent to $117.8 million in the first six months of fiscal 2004, from $73.9 million in the first six months of fiscal 2003.  Retail Segment net sales represented 50.0 percent of the company’s total net sales in the first six months of fiscal 2004, compared with 34.9 percent in the comparable prior year period.

The company opened 18 full-line retail stores during the fiscal 2004 second quarter for a total of 89 full-line retail stores in operation at the end of the fiscal 2004 second quarter, compared with 48 full-line retail stores at the end of the fiscal 2003 second quarter.

Direct Segment Sales

“In keeping with our strategic shift toward a retail store-based business model, we reduced catalog circulation by 32.3 percent in the second quarter, and catalog net sales fell 26.0 percent compared with the prior year,” Pence said.  “Meanwhile, our e-commerce net sales climbed by 9.8 percent during the period, due to effective e-mail promotions.”

Net sales from the Direct Segment, which encompasses the company’s catalog and e-commerce businesses, decreased 10.9 percent to $49.9 million in the fiscal 2004 second quarter from $56.1 million in the fiscal 2003 second quarter.  Direct Segment net sales represented 44.9 percent of the company’s total net sales in the fiscal 2004 second quarter, compared with 58.0 percent in the fiscal 2003 second quarter.

Net sales from the Direct Segment decreased 14.5 percent to $117.9 million in the first six months of fiscal 2004 from $138.0 million in the same period a year ago.  Direct Segment net sales represented 50.0 percent of the company’s total net sales in the first six months of fiscal 2004, compared with 65.1 percent in the comparable period last year.

Catalog Sales

Catalog net sales decreased 26.0 percent to $24.0 million in the fiscal 2004 second quarter from $32.4 million in the fiscal 2003 second quarter.  Catalog net sales represented 48.0 percent of the Direct Segment’s net sales in the fiscal 2004 second quarter, compared with 57.8 percent in the fiscal 2003 second quarter.  Catalog net sales represented 21.6 percent of the company’s total net sales in the fiscal 2004 second quarter, compared with 33.6 percent in the fiscal 2003 second quarter.

Catalog net sales decreased 27.3 percent to $57.0 million in the first six months of fiscal 2004 from $78.4 million in the same period last year.  Catalog net sales represented 48.4 percent of the Direct Segment’s net sales in the first six months of fiscal 2004, compared with 56.8 percent in the comparable period a year ago.  Catalog net sales represented 24.2 percent of the company’s total net sales in the first six months of fiscal 2004, compared with 37.0 percent in the same period last year.

E-commerce Sales

E-commerce net sales increased 9.8 percent to $26.0 million in the fiscal 2004 second quarter from $23.6 million in the fiscal 2003 second quarter.  E-commerce net sales represented 52.0 percent of the Direct Segment’s net sales in the fiscal 2004 second quarter, compared with 42.2 percent in the fiscal 2003 second quarter.  E-commerce net sales represented 23.3 percent of the company’s total net sales in the fiscal 2004 second quarter, compared with 24.5 percent in the fiscal 2003 second quarter.

E-commerce net sales increased 2.2 percent to $60.9 million in the first six months of fiscal 2004 from $59.6 million in the same period last year.  E-commerce net sales represented 51.6 percent of the Direct Segment’s net sales in the first six months of fiscal 2004, compared with 43.2 percent in the comparable period a year ago.  E-commerce net sales represented 25.8 percent of the company’s total net sales in the first six months of fiscal 2004, compared with 28.1 percent in the same period last year.

Liquidity

At the end of the fiscal 2004 first quarter, the company had no short or long-term debt and a cash position of $88.6 million compared with a cash position of $3.5 million at the end of the fiscal 2003 second quarter.  The company’s working capital increased to $101.9 million at the end of the fiscal 2004 second quarter from $37.3 million at the end the fiscal 2003 second quarter.  These results include net proceeds of $42.1 million from the company’s recent stock offering.  Inventory decreased $10.2 million, or 15.1 percent, to $57.4 million at the end of the fiscal 2004 second quarter from $67.6 million at the end of the fiscal 2003 second quarter.  This decrease occurred at the same time the company added 41 full-line retail stores since the end of the fiscal 2003 second quarter.

As previously announced, Coldwater Creek will host a conference call on Wednesday, August 25, 2004 at 4:45 p.m. (Eastern) to discuss fiscal 2004 second quarter results.  To listen to the live Web cast, log on to http://phx.corporate-ir.net/playerlink.zhtml?c=92631&s=wm&e=925613. Also, a link to the live Web cast of the call is provided in the company’s Web site at www.coldwatercreek.com.  The call will be archived from approximately one hour after the conference call until midnight on Wednesday, September 1, 2004.  The replay can be accessed by dialing (719) 457-0820 and giving the passcode “601031”.  Any additional information provided during the call will be available by accessing the replay of the call.

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of full-line retail stores located in major metropolitan areas, an e-commerce web site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our cost-control initiatives, marketing costs, realized and anticipated cost-efficiencies, selling, general and administrative expenses, retail expansion, sales and revenue growth, and financial performance.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, our inability to realize the full value of merchandise currently in inventory as a result of sluggish sales, ever-changing customer tastes and buying trends, and the current economic climate, which continues to adversely affect the retail sector; unanticipated increases in mailing and printing costs; the cost of additional overhead that may be required to expand our brand; the possibility that our buy now/wear now strategy will not be appealing to customers, and that it could be impacted by unseasonable weather patterns, the difficult selling environment or other factors beyond our control; unexpected or increased costs or delays in the development and expansion of our retail chain and our potential inability to recover these costs due to sluggish sales; the inherent difficulty in forecasting consumer buying patterns and trends, particularly in the current difficult economic climate and the possibility that any recent improvements in our product margins, or in customer response to our merchandise, may not be sustained; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”).  We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release.  We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.  We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Director of Corporate Communications & Investor Relations

208-263-2266

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Six Months Ended
Statements of Operations:	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003

Net sales	$111,215	$96,654	$235,675	$211,858
Cost of sales	64,324	62,004	134,400	132,059
Gross profit	46,891	34,650	101,275	79,799
Selling, general and administrative expenses	41,462	36,771	86,846	78,881
Income (loss) from operations	5,429	(2,121)	14,429	918
Interest, net, and other	223	(243)	254	(112)
Income (loss) before income taxes	5,652	(2,364)	14,683	806
Income tax provision (benefit)	2,246	(941)	5,822	315
Net income (loss)	$3,406	$(1,423)	$8,861	$491

Net income (loss) per share - Basic	$0.09	$(0.04)	$0.24	$0.01

Weighted average shares outstanding - Basic (b)	38,972	36,062	37,629	36,005

Net income (loss) per share - Diluted	$0.08	$(0.04)	$0.23	$0.01

Weighted average shares outstanding - Diluted (b)	40,398	36,062 (a)	39,004	36,282

Supplemental Data:

	Three Months Ended		Six Months Ended
Operating Statistics:	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003

Catalogs mailed	13,167	19,446	39,100	49,438
Full-line retail store count			89	48
Resort store count			2	2
Outlet store count			18	16
Full-line retail store square footage			526	332

	Three Months Ended		Six Months Ended
Channel Net Sales:	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003

Catalog	$23,997	$32,443	$57,011	$78,389
Internet	25,952	23,641	60,889	59,567
Retail	61,266	40,570	117,775	73,902
Total	$111,215	$96,654	$235,675	$211,858

Note (a):            For the three-month period ended August 2, 2003, 398 thousand potentially dilutive common shares were excluded from average shares because they were antidilutive.  These potentially dilutive common shares were anitdilutive because the Company reported a net loss in the three-month period ended August 2, 2003.

Note (b):           The above weighted average shares outstanding and net income (loss) per share amounts reflect three 50% stock dividends each having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002, August 4, 2003 and June 14, 2004.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

	July 31, 2004	January 31, 2004	August 2, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$88,620	$45,754	$3,497
Receivables	8,756	9,457	5,229
Inventories	57,396	52,701	67,602
Prepaid and other	6,675	5,797	4,752
Prepaid income taxes	2,357	—	5,791
Prepaid and deferred catalog costs	2,512	4,219	4,923
Deferred income taxes	—	—	1,915

Total current assets	166,316	117,928	93,709

Property and equipment, net	104,738	92,232	86,600
Other	596	497	670

Total assets	$271,650	$210,657	$180,979

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	40,370	38,855	40,387
Accrued liabilities	24,080	24,246	15,989
Income taxes payable	—	4,089	—

Total current liabilities	64,450	67,190	56,376

Deferred income taxes	3,844	3,844	1,631
Deferred rents	28,321	19,826	15,642

Total liabilities	96,615	90,860	73,649

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 60,000,000 shares authorized, 40,039,369, 36,249,302 and 36,156,828 shares issued, respectively (a)	400	363	362
Additional paid-in capital	94,279	47,927	47,448
Retained earnings (a)	80,356	71,507	59,520

Total stockholders’ equity	175,035	119,797	107,330

Total liabilities and stockholders’ equity	$271,650	$210,657	$180,979

Note (a):    The above common stock issued and retained earnings amounts reflect three 50% stock dividends each having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002, August 4, 2003 and June 14, 2004.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended
	July 31, 2004	August 2, 2003

OPERATING ACTIVITIES:
Net income	$8,861	$491
Non cash items:
Depreciation and amortization	9,213	8,303
Deferred rent amortization	(969)	(498)
Tax benefit from exercises of stock options	1,800	230
(Gain) loss on asset disposition	(6)	114
Net change in current assets and liabilities:
Receivables	701	883
Inventories	(4,695)	(7,916)
Prepaid and other	(3,968)	(5,936)
Prepaid and deferred catalog costs	1,707	2,210
Accounts payable	1,515	(5,564)
Accrued liabilities	(1,295)	(5,257)
Income taxes payable	(4,089)	(3,650)
Deferred rents	10,481	5,333

Net cash provided by (used in) operating activities	19,256	(11,257)

INVESTING ACTIVITIES:
Purchase of property and equipment	(21,313)	(12,094)
Repayments of executive loans	20	89

Net cash used in investing activities	(21,293)	(12,005)

FINANCING ACTIVITIES:
Net proceeds from stock offering	42,624 (a)	—
Net proceeds from exercises of stock options	2,279	646
Other financing costs	—	(517)

Net cash provided by financing activities	44,903	129

Net increase (decrease) in cash and cash equivalents	42,866	(23,133)
Cash and cash equivalents, beginning	45,754	26,630

Cash and cash equivalents, ending	$88,620	$3,497

Note (a): Proceeds from stock offering does not include $518 of costs incurred in the prior fiscal year